Exhibit 10.6

October 20, 2025

Derrick Sung

Dear Derrick:
On behalf of Pulmonx (the “Company” or “Pulmonx”) I am pleased to offer you employment with the Company beginning on November 3, 2025 or a date that is mutually agreed upon (the “Start Date”) on the terms described below.
Position
You will start in a full-time, exempt position as Chief Operating Officer and Chief Financial Officer, working out of the Company’s office in Redwood City. You will report to the Company’s CEO.
Compensation
You will be paid an annual base salary of five hundred thousand ($500,000) dollars. Your salary will be payable in two equal payments per month pursuant to Pulmonx’s regular payroll policy. Your base salary will be reviewed annually by the Board of Directors of the Company (the “Board”) as part of the Company’s normal salary review process.
Annual Bonus
You will also be eligible to earn an annual discretionary bonus. Based on your position, you will be eligible to receive a bonus of approximately 60 % of your then current annual base salary. The amount of this bonus will be determined in the sole discretion of the Board (or a committee thereof). It will be based, in part, on your performance and the performance of the Company during the applicable calendar year, as well as any other criteria the Company deems relevant. The bonus is not earned until paid (and you must be employed at the time of payment) and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date. You will not be eligible for a full or partial bonus for calendar year 2025.
Sign-On
The Company will advance to you a sign-on bonus of two hundred thousand ($200,000) less applicable withholdings (the “Sign-on Bonus”), in the first regularly scheduled payroll date following the Start Date. If you terminate your employment with the Company without Good Reason (as defined below) or if the Company terminates your employment for Cause (as defined below), in either case, prior to the one year anniversary of your Start Date, then you will be required to repay to the Company 100% of the gross amount of the Sign-On Bonus within 45 days of your termination of employment date. If you terminate your employment with the Company without Good Reason or if the Company terminates your employment for Cause, in either case, after the one year anniversary of your Start Date but prior to the two year anniversary of your Start Date, then you will be required to repay to the Company 50% of the gross amount of the Sign-On Bonus to the Company within 45 days of your termination of employment date.

For the purposes of this offer, termination for “Cause” shall be as defined in the Company’s 2020 Incentive Stock Plan. “Good Reason” shall be as defined in the Company’s Severance and Change in Control Plan.

Benefits
You will have the opportunity to participate in the standard benefit plans currently offered to other executives and employees, subject to eligibility requirements, plan terms and generally applicable Company policies. These benefits include health insurance, paid time off, and participation in a 401(k) plan. The effective date of your group health insurance will be effective as of your date of hire. Vacation is initially accrued at the rate of 13.33 hours per month, which equates to 20 days per year. Vacation accrual is capped at 1.75x the maximum yearly accrual. The Company may change compensation and benefits from time to time in its discretion.
Equity Awards
In connection with the commencement of your employment, subject to the approval of the Compensation Committee of the Board (the “Compensation Committee”), you will receive a restricted stock unit award for one million two hundred thousand (1,200,000) shares of Company common stock (the “RSU”) and a performance stock unit award for four hundred thousand (400,000) shares of Company common stock (the “PSU”) (the PSU and the RSU collectively, the “Initial Grant.”) The RSU will vest 25% on the Quarterly Grant Date occurring approximately one year following the date of grant, and the remainder will vest in equal installments on each of the subsequent twelve (12) Quarterly Grant Dates (as defined below), subject to your continued employment through each such Quarterly Grant Date.  The PSU will be subject to two vesting conditions: (a) a time-based condition (the “Time-Based Condition”), which will be met 33% on the Quarterly Grant Date occurring approximately one year following the date of grant, and the remainder in equal installments on each of the subsequent eight (8) Quarterly Grant Dates, subject to your continued employment through each such Quarterly Grant Date and (b) a performance vesting condition, which will be met upon the certification by the Compensation Committee that the average closing price of a share of Company common stock over a period of sixty (60) consecutive trading days is greater than four dollars ($4.00) per share (the “Performance Condition”). Only upon meeting both the Time-Based Condition and the Performance Condition will the related portion of the PSU vest. Upon a Change in Control (as defined in the Company’s Severance and Change in Control Plan), if the per-share consideration in the Change in Control (i) is equal to or less than $4.00, then the PSU will be forfeited, or (ii) exceeds $4.00, the Performance Condition will be deemed to have been met and the PSU will be subject only to the Time-Based Condition thereafter. Except as set forth below, the Initial Grants will be forfeited upon your termination of employment for any reason. The Initial Grant will occur on the first Quarterly Grant Date occurring after your Start Date. The Company’s quarterly grant dates are currently March 1, June 1, September 1, and December 1 of each year or, if falling on a weekend or holiday, the immediately succeeding business day (the “Quarterly Grant Dates”). The Initial Grant will be subject to the terms of the equity award agreements between you and Pulmonx issued thereunder. You acknowledge that the Initial Grant is an inducement material to you in deciding to accept employment with Pulmonx in accordance with Nasdaq Listing Rule 5635(c)(4). You will not be eligible for a further grant of Company equity awards for the four (4) calendar years subsequent to the date of the Initial Grant.

Pulmonx Corporation Severance and Change in Control Plan
Subject to your signature of this letter agreement below and to your satisfying the conditions to employment stated herein, upon your commencement of employment with the Company, you will be eligible to participate in the Pulmonx Corporation Severance and Change in Control Plan
(the “Severance and Change in Control Plan”), subject to the terms and conditions of the Severance and Change in Control Plan and provided that you execute a Participation Agreement under the Severance and Change in Control Plan. As more specifically described in the Participation Agreement and subject to the terms and conditions contained in the Severance and Change in Control Plan and the Participation Agreement, in the event of a Covered Termination, you will generally be eligible to receive (i) nine (9) months of salary continuation and (ii) payment of COBRA group health insurance premiums for nine (9) months following your employment termination date (the “Non-Change in Control Severance Benefits”). If the Covered Termination occurs during a Change in Control Period, you will generally be eligible to receive (a) a lump sum payment equal to twelve (12) months of your then-current base salary, (b) payment of COBRA group health insurance premiums for twelve (12) months following your employment termination, (c) the Annual Target Bonus Severance Payment, as calculated in accordance with the Participation Agreement, and (d) accelerated vesting of your Company Equity Awards that would otherwise vest solely based on your continued service with the Company over time, including any performance award that is then subject only to time-based vesting (collectively, the “Change in Control Severance Benefits”). All capitalized terms used in the paragraph shall have the meaning defined for them in the Severance and Change in Control Plan.

Confidential Information and Invention Assignment Agreement
Like all Pulmonx employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”), enclosed with this letter.
By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.
Employment Relationship and Withholding
Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. Any contrary representations which may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company on this topic. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chairperson of the Board.
As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.
All payments set forth herein are subject to applicable deductions and withholding taxes.
Position Requirements
This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States.  If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.  Should your background check clearance or reference check not be completed before your scheduled start date, Pulmonx will permit you to start work provisionally, subject to final background and credit check clearance and reference check, each determined in the sole discretion of the Company.  If the contingencies for background and credit check clearance and a reference check are not met, then your employment will be immediately terminated for cause and you will not be eligible for any severance or termination pay under the Severance and Change in Control Plan, or otherwise.  Additionally, your offer of employment and continued employment may require your consent to and successful completion of any drug or alcohol screening in accordance with the requirements of the customer/medical facilities serviced by Pulmonx.

Arbitration
To aid in the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge.
In addition, with the exception of Excluded Claims (as defined below) arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative or collective claims or proceedings are found to violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or request for relief shall be arbitrated.
This section shall not apply to any action or claim if such action or claim cannot be subject to mandatory arbitration as a matter of applicable law, including, without limitation, claims alleging sexual harassment or a nonconsensual sexual action or sexual contact, to the extent any such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision.
You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Confidentiality Agreement. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
Successors
This agreement is binding on and may be enforced by the Company and its successors and assigns and is binding upon and may be enforced by you and your heirs and legal representatives. Any successor to the Company (whether by purchase, merger, consolidation, name change or otherwise) will be bound by all of the Company’s obligations under this agreement.
Governing Law
This agreement will be governed by the laws of the State of California without reference to the conflict of law provision.
Entire Agreement
This letter, together with your Confidentiality Agreement and the Severance and Change in Control Plan and the terms of the equity award agreements with respect to the Initial Grant, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter, and the enclosed Confidentiality Agreement and return them to me by October 21, 2025 if you wish to accept employment at the Company under the terms described above.

I am extremely pleased to extend you this offer and look forward to the opportunity of working with you.
Sincerely,
/s/ Dana G. Mead, Jr.
Dana G. Mead, Jr.
Chairperson of The Board, Pulmonx Corporation

The foregoing terms are hereby understood and accepted.
/s/ Derrick Sung        October 21, 2025
Derrick Sung        Date